Exhibit 21.1

Subsidiaries of the Company

Entity	Jurisdiction of Organization
Geokinetics (Australasia) Pty. Ltd.	Australia
Foresight Australia PTY Ltd.	Australia
Geofisica Geokinetics Bolivia, SRL	Bolivia
Geokinetics Geophysical do Brasil Ltda.	Brazil
Geokinetics Exploration, Inc.	Canada
Geokinetics Global Services, Inc.	Cayman Islands
Geokinetics International Services, Inc.	Cayman Islands
Geokinetics Enterprises, Inc.	Cayman Islands
Geokinetics Egypt LLC	Egypt
P.T. Geokinetics Indonesia	Indonesia
Geokinetics Geophysical Malaysia Sdn. Bhd.	Malaysia
Geokinetics (Malta) Holdings Ltd.	Malta
Geokinetics Malta Ltd.	Malta
Geokinetics de Mexico S.A. de C.V.	Mexico
Geokinetics Administracion y Servicios S.A. de C.V.	Mexico
Grant Geofisical de Mexico S.A. de C.V	Mexico
Geokinetics Exploration Morocco SARL	Morocco
Geokinetics Nicaragua, S.A	Nicaragua
Geokinetics Exploration Peru SAC	Peru
Geokinetics Onshore Services S.A.C	Peru
Geokinetics Onshore Peru S.A.C.	Peru
Andina de Geofisica SAC	Peru
Geokinetics Saudi Arabia L.L.C.	Saudi Arabia
Geokinetics Singapore PTE. Ltd.	Singapore
Geokinetics Singapore Operations PTE Ltd.	Singapore
Geokinetics FZE	UAE
Geokinetics Processing UK LTD	United Kingdom
Geokinetics Holdings USA, Inc.	United States
Geokinetics Acquisition Company	United States
Geokinetics USA, Inc.	United States
Geokinetics International Holdings, Inc.	United States
Geokinetics Services Corp.	United States
Geokinetics Processing, Inc.	United States
Advanced Seismic Technology, Inc.	United States
Geokinetics International, Inc.	United States
Geokinetics Management, Inc.	United States